Aradigm Announces Third Quarter 2008 Financial Results

Hayward, CA – November 12, 2008 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2008.

Revenue for the third quarter was $197,000, compared with revenue of $230,000 for the third quarter of 2007. Revenue in the third quarter of 2008 was primarily the result of expense reimbursement from a third party for the evaluation of the delivery of certain compounds using the AERx® delivery system.

Total operating expenses for the third quarter of 2008 were $4.8 million, compared with total operating expenses of $7.7 million for the third quarter 2007. The decrease in operating expenses was primarily due to $2.1 million of restructuring charges recorded in the third quarter of 2007, as well as decreased research and development activity associated with the Company’s lead product candidates, ARD-3100 (inhaled liposomal ciprofloxacin for the treatment of cystic fibrosis) and ARD-3150 (inhaled liposomal ciprofloxacin for the treatment of bronchiectasis). The Company’s net loss for the third quarter of 2008 was $4.6 million, or $0.08 per share, compared with a net loss of $6.9 million, or $0.13 per share, for the same period in 2007.

As of September 30, 2008, cash and cash equivalents totaled $21.3 million.

Recent Highlights

•	Named Nancy Pecota as Chief Financial Officer, effective September 22, 2008, replacing Norman Halleen, who served as interim Chief Financial Officer since July 2007. Ms. Pecota has more than 20 years of experience in corporate accounting and operations management. She previously served as Chief Financial Officer for NuGEN Technologies, Inc., a life sciences tools company that provides specialty reagents to pharmaceutical and diagnostics companies. Prior to that she served as a financial consultant to early- and mid-stage life sciences companies, developing fundable business models and assessing and improving internal financial preparation and reporting processes. Before becoming a consultant, she served as Vice President, Finance and Administration at Signature BioScience, Inc., a venture-backed biopharmaceutical company; and as Director, Finance and Accounting for ACLARA BioSciences, Inc., a biotechnology company. She holds a Bachelor of Science in Economics from San Jose State University and was among the executives named in the San Francisco Business Times “100 Most Influential Bay Area Business Women” in 2002 and 2003.

•	Announced the results of a clinical trial of inhaled treprostinil in the Company’s palm-size AERx Essence® inhaler and receipt of $2.75 million from Lung Rx, Inc. (“Lung Rx”), a wholly-owned subsidiary of United Therapeutics Corporation, which includes the first milestone payment of $2 million and development costs. Data from the study showed that the AERx Essence inhaler efficiently delivered aerosolized treprostinil deeper into the lung than delivery by the OPTINEB nebulizer, which was used by Lung Rx, Inc. in its Phase 3 study of inhaled treprostinil. Inhaled treprostinil was well tolerated from both delivery systems, and no serious adverse events were reported in the Company’s study. The AERx Essence inhaler is an easy-to-use inhalation device that is expected to deliver medication to the patient in 2 to 4 breaths, potentially significantly reducing the burden of therapy for pulmonary arterial hypertension patients.

•	Completed enrollment in a Phase 2 clinical trial of the Company’s inhaled liposomal ciprofloxacin in adult patients with non-cystic fibrosis bronchiectasis. The study was initiated in July 2008 in leading bronchiectasis centers in the United Kingdom and enrolled a total of 36 patients as planned. The subjects were randomized to two different dose levels of once-daily inhaled liposomal ciprofloxacin in a parallel design for a treatment period of 28 consecutive days. The primary efficacy endpoint in the study is the change from baseline in the sputum Pseudomonas aeruginosa colony forming units (CFU) over the treatment period, an objective measure of the reduction in pulmonary bacterial load. Additional endpoints will include pulmonary function measurements and respiratory symptoms. The Company intends to release data from this trial no later than the first quarter of 2009.

•	Data from the Phase 2 study, which was completed in June 2008 and reported in July 2008, of inhaled liposomal ciprofloxacin (ARD-3100) in cystic fibrosis (CF) patients was presented at the 22nd Annual North American Cystic Fibrosis (NACF) conference in Orlando, Florida. The study was an open-label, two week efficacy and safety trial of once-daily inhaled liposomal ciprofloxacin in 22 CF patients conducted at leading CF centers in Australia and New Zealand.

•	Announced that Novo Nordisk (“Novo”) transferred to the Company, at no charge, a portfolio of inhaled insulin-related patents pursuant to a license agreement between the Company and Novo that was terminated in May 2008. Novo purchased a significant portion of the portfolio from the Company in July 2006 and supplemented the portfolio with certain of its own related patents. The portfolio includes both U.S. and foreign patents. The Company assumes responsibility for the maintenance of this portfolio. In addition to the patent portfolio, Novo will transfer to the Company a significant preclinical safety database that was developed during the collaboration with Novo, the rights to a miniaturized second-generation electronic insulin inhaler and data from Novo’s inhaled insulin clinical program, which included nine Phase 3 trials in Type 1 and Type 2 diabetes patients.

“In the third quarter, we continued to advance our clinical programs in cystic fibrosis and bronchiectasis, as well as to complete the analysis of the data from the study comparing inhaled treprostinil delivered by our palm-size inhaler AERx Essence vs. the nebulizer used by Lung Rx in their Phase 3 study.” said Igor Gonda, Ph.D., the Company’s President and CEO. “We believe the Company has a number of promising opportunities. In order to generate additional cash we are intensifying our efforts to seek new partnerships as well as to sell some of our non-strategic assets, including the intellectual property and other assets we recently received from Novo Nordisk following the termination of our collaboration on inhaled insulin. We are also exploring grants from government and non-government organizations.”

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension and COPD, inhalation anthrax infections and smoking cessation.

Aradigm, AERx, AERx Essence, and the Aradigm Logo are registered trademarks of Aradigm Corporation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the advancement of product development, the ability to obtain financing, sell assets, secure grants and enter into collaboration arrangements and the ability to successfully manage and preserve cash, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the Company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Contact:
Investor Relations
Aradigm
(510) 265-8850/9370

Lippert/Heilshorn & Associates
Don Markley or Bruce Voss
(310) 691-7100

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$197	$230	$251	$943

Operating expenses:
Research and development	3,199	3,899	12,892	11,147
General and administrative	1,615	1,757	4,989	6,372
Restructuring and lease exit activities	19	2,059	61	2,157

Total operating expenses	4,833	7,715	17,942	19,676

Loss from operations	(4,636)	(7,485)	(17,691)	(18,733)
Interest income	146	684	709	2,020
Interest expense	(105)	(101)	(303)	(293)
Other income (expense), net	(1)	—	(1)	16

Net loss	$(4,596)	$(6,902)	$(17,286)	$(16,990)

Basic and diluted net loss per common share	$(0.08)	$(0.13)	$(0.32)	$(0.34)

Shares used in computing basic and diluted net loss per common share	54,165	53,948	54,111	49,617

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)	*

ASSETS
Current assets:
Cash and cash equivalents	$21,319	$29,964
Short-term investments	—	10,546
Receivables	413	500
Restricted cash	314	152
Prepaid and other current assets	502	971

Total current assets	22,548	42,133
Property and equipment, net	5,238	3,223
Notes receivable from officers and employees	34	33
Restricted cash	—	153
Other assets	253	271

Total assets	$28,073	$45,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,122	1,658
Accrued clinical and cost of other studies	126	789
Accrued compensation	1,029	1,252
Deferred revenue	1,145	880
Facility lease exit obligation	353	376
Other accrued liabilities	722	584

Total current liabilities	4,497	5,539
Deferred rent	222	283
Facility lease exit obligation	1,115	1,373
Other non-current liabilities	86	248
Note payable and accrued interest to related party	8,369	8,071
Shareholders’ equity	13,784	30,299

Total liabilities and shareholders’ equity	$28,073	$45,813

• The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

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